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August 23, 2007

David Donohoe
Donohoe Advisory Associates LLC
9900 Belward Campus Drive, Suite 175
Rockville, MD 20850

RE: EVCI Career Colleges Holding Corp. (Symbol: EVCI)
Nasdaq Listing Qualifications Hearings
Docket No. NQ 5424C-07

Dear Mr. Donohoe:

This is to inform you that the Nasdaq Listing Qualifications Panel has determined to grant the request of EVCI Career Colleges Holding Corp. (the "Company") to remain listed on the Nasdaq Stock Market, subject to the conditions described below.[1]

Company Background and Financial Information. The Company provides on-campus career college education through its subsidiaries. The Company's Form 10-Q for the quarter ended March 31, 2007, reported total assets of $46,904,606 and shareholders' equity of $13,365,814. For the fiscal year ended December 31, 2006, the Company reported revenue of $65,446,392 and a net loss of $13,542,074. As of June 28, 2007, the Company reported 15,214,851 common shares outstanding, and there were approximately 12,435,430 publicly held shares. The closing bid price for the Company's common stock on July 10, 2007 was $.75 per share; consequently, the market values for the Company's total listed securities and publicly held shares were $11,411,138 and $9,326,573, respectively.

Procedural History. On April 10, 2007, the Company filed a Listing of Additional Shares application with Nasdaq in connection with a private placement financing with ComVest Investment Partners III, L.P. After completing its review, Staff notified the Company that the transaction would require shareholder approval pursuant to Marketplace Rules 4350(i)(1)(A); 4350(i)(1)(B), and 4350(i)(1)(D)(ii). On May 4, 2007, the Company sought in writing from the Staff an exception to the shareholder approval rules based on the financial viability provision in Marketplace Rule 4350(i)(2). On May 15, 2007, Nasdaq denied, by letter, the request for the exception, and informed the

[1] The Panel's determination is limited to those findings expressly set forth in this decision, which is based solely upon the facts and circumstances of this matter and should not be interpreted as precedent.

Company that if it closed the transaction without restructuring to address Staff's concerns, Staff would initiate delisting proceedings. On May 23, 2007, the Company completed its private placement. On June 13, 2007, Nasdaq notified the Company that it was in violation of Marketplace Rules 4350(i)(1)(A); 4350(i)(1)(B), and 4350(i)(1)(D)(ii). Also on June 13, 2007, Nasdaq Staff notified the Company that it was no longer in compliance with the minimum bid price requirement for continued listing on The Nasdaq Capital Market as set forth in Marketplace Rule 4310(c)(4). It informed the Company that due to these two deficiencies, the Company's common stock would be delisted effective June 22, 2007, unless it requested a hearing. The Company timely requested a hearing, which was held on July 19, 2007.

Listing Standards at Issue. The Company is in violation of the bid price requirement in Nasdaq Marketplace Rule 4310(c)(4) and the shareholder approval requirements in Nasdaq Marketplace Rules 4350(i)(1)(A); 4350(i)(1)(B), and 4350(i)(1)(D)(ii). Staff also raised public interest concerns under Marketplace Rule 4300 and IM-4300.

Findings of Fact and Panel Analysis. The Panel considered the entire record, which is incorporated by reference into this decision. In particular, the Panel took note of the following relevant facts.

Shareholder Approval Violation.

On May 23, 2007, the Company completed a private placement of common stock, warrants, and convertible notes with ComVest Investment Partners III, L.P. and participating senior management. The financing raised gross proceeds of $10.1 million and provided credit enhancements of up to $6.7 million. The financing required shareholder approval under Nasdaq Marketplace Rule 4350(i) because of the potential issuance of approximately 365% of pre-transaction outstanding shares at a price less than the greater of book or market value, and because it would result in a change of control. Staff also contends that the transaction required shareholder approval because shares would be sold to corporate officers at a discount, after giving effect to the warrant issuance and the anti-dilution price adjustments. Staff considers a discounted issuance to management to be "equity compensation" and therefore subject to shareholder approval.

The Company applied for an exception to the shareholder approval rules based on Marketplace Rule 4350(i)(2)(A)'s financial viability provision. Nasdaq Staff denied the exception. The financing, which was negotiated and approved by an independent Special Committee of the Board, was closed without shareholder approval on May 23, 2007. On July 31, 2007, the Company's shareholders ratified all terms of the financing and approved an amendment to the Company's charter to allow for the issuance of shares underlying warrants issued in the transaction.

The Staff and the Company differ in their views of the appropriate interpretation of Nasdaq's shareholder approval rule and correct application of the financial viability exception to this transaction. The Company argues that management's participation in this financing transaction does not constitute equity compensation. It also argues that the

rule requiring shareholder approval for an "equity compensation arrangement" cannot be read to include a discounted issuance of stock and warrants to management in a private placement. Finally, it argues that Staff erred in failing to grant a financial viability exception and that Staff's policy of denying the exception whenever equity compensation is involved is not justified by the rule. Staff disagrees with all points.

A. Is management's participation in this transaction an "equity compensation arrangement" and thus subject to shareholder approval?

Marketplace Rule 4350(i) requires shareholder approval prior to the issuance of securities

> when a stock option or purchase plan is to be established or materially amended or other equity compensation arrangement made or materially amended, pursuant to which stock may be acquired by officers, directors, employees, or consultant.

Nasdaq Staff has interpreted the term "other equity compensation arrangement" to include participation by officers and directors in discounted private placements. In this transaction, four corporate officers, two of whom are directors, received common stock, warrants, and options. The common stock was priced above the greater of book or market value, and the warrants and options were exercisable at a price above the greater of book or market value.[2] Nevertheless, Staff viewed the offering as discounted because it assigns a value to the warrants of at $0.125, which reduces the price of the common stock and notes to below market value, and due to the potential impact of anti-dilution provisions contained in the warrants.

The Company believes the stock issued to management in this deal should not be considered equity compensation. It points out that two audit firms have stated that the Company will not have to record any equity compensation charges associated with the transaction. Moreover, the participation by management, which was on the same terms as the investor, was at the investors' insistence; was negotiated and approved by an independent Special Committee of disinterested board members after receipt of a fairness opinion and in an atmosphere of financial exigency; and was combined with significant management concessions. Moreover, the warrants, the valuation of which made the issuance "discounted," had no underlying authorized shares, and were thus valueless unless shareholders approved an amendment to the charter.

The Panel gives weight to these arguments, and discusses them in more detail below in relation to the financial viability exception. However, it accepts Staff's position that

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[2] The 463,467 common shares issued to management were priced at $.54 per share, above the closing bid price of $.52. Management also received 1,636,905 warrants, exercisable at $0.54 until May 21, 2010 if and after stockholders voted to increase authorized common stock; and 970,708 notes convertible at $.60 per share if the notes are not repaid by May 23, 2008, and subject to anti-dilution protection. Finally, management received 6,533,672 options. A little over two million of those options were granted under existing stockholder approved plans and are exercisable at $.58 per share. The remaining options were subject to stockholder approval (obtained on July 31, 2007) and are exercisable at $.54 per share.

when a discounted or potential discounted issuance of common stock is made to management, shareholders may fairly view that issuance as compensatory and dilutive to their own holdings, and should have the opportunity to approve it. Thus, the Panel does not take issue with Staff's determination that this issuance is equity compensation and subject to shareholder approval.

The Company argues alternatively that the plain reading of Marketplace Rule 4350(i) and its history do not support a conclusion that the term "other equity compensation arrangement" fairly puts companies on notice that a discounted issuance to management in a private placement requires shareholder approval. It points out that in 2004, Nasdaq proposed a rule to clarify this interpretation and create a *de minimis* exception. That filing, the Company argues, demonstrated Nasdaq's view that it needed a rule to establish its interpretation. Notwithstanding its subsequent withdrawal of the proposed rule, the Company argues, Nasdaq's policy interpretation is not reasonably or fairly implied by the rule, and the subsequent website posting cannot displace the formal rule-making process.

Staff responds that the 2004 rule filing was proposed to establish an exception to the general rule, and withdrawn when the SEC opposed the exception. It contends that the portion of the proposed rule relating to the definition of "other equity compensation arrangement" was simply a clarification of Nasdaq's existing interpretation, which is fairly and reasonably implied by the rule.[3]

The Panel agrees with Staff that the rule fairly and reasonably implies that a discounted issuance of stock to management in a private placement is considered equity compensation for purposes of the shareholder approval rule. Based on a plain reading of the rule, the phrase "other equity compensation arrangement . . . pursuant to which stock may be acquired by" management is broad and inclusive, and read in context must refer to arrangements other than stock option or purchase plans. It takes little reflection to surmise that "the acquisition by management of stock at a discount in a private placement" is one "arrangement" contemplated by the provision, and a look at Nasdaq's website or a call to its Staff would verify this logical supposition.

In addition, The Panel agrees that a rule proposal to establish a *de minimus* exception should not be taken to mean that the Staff believed the rule inadequate with respect to the general provision. The Staff's attempt to create an exception and the SEC's opposition demonstrate only that the exception is not an approved rule. The Panel does not believe that the Staff has circumvented the rule-making process in applying this rule.

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[3] All Nasdaq rule proposals must be reviewed and approved by the SEC in accordance with Section 19(b)(1) of the Securities Exchange Act of 1934 and Rule 19b-4 thereunder. Rule 19b-4(c) provides that "[a] stated policy, practice or interpretation of the self-regulatory organization shall be deemed to be a proposed rule change unless: (1) it is reasonably and fairly implied by an existing rule of the self-regulatory organization . . ." Further Rule 19b-4(d) states "[r]egardless of whether it is made generally available, an interpretation of an existing rule of the self-regulatory organization shall be deemed to be a proposed rule change if: (1) it is approved or ratified by the governing body of the self-regulatory organization, and (2) it is not reasonably and fairly implied by the rule."

B. Did the Staff err in failing to grant the financial viability exception to the shareholder approval rule?

Marketplace Rule 4350(i)(2) states that

> an exception applicable to a specified issuance of securities may be made upon prior written application to Nasdaq's Listing Qualifications Department when (A) the delay in securing stockholder approval would seriously jeopardize the financial viability of the enterprise; and (B) reliance by the company on this exception is expressly approved by the audit committee or a comparable body of the board of directors comprised solely of independent, disinterested directors.

The Company submitted its request for a financial viability exception on May 4, 2007. Staff declined to grant the exception by letter on May 15, stating that it did not "believe it is appropriate to grant an exception to the shareholder approval rules that allows corporate officers to acquire discounted common stock and receive equity compensation absent shareholder approval." Staff also advised that it was prepared to grant the exception if the transaction were restructured such that management would pay market price for its securities. See Staff Letter to Company dated July 11, 2007 referencing earlier communication. On May 23, 2007, the Company completed the transaction without modification.

Staff does not dispute that the Company faced a financial exigency. It contends, however, that the grant of an exception is entirely discretionary on the part of the Staff and is not available by right to any Company. Transcript of the Proceedings at 52. Thus it is Staff's position that it may deny the exception for any or no reason, even where a Company demonstrates that a "delay in securing stockholder approval would seriously jeopardize financial viability of the enterprise" and disinterested members of the board approve reliance on the exception. Marketplace Rule 4350(i)(2).

Staff does not, of course, exercise this discretion arbitrarily, nor does the Panel so infer. Staff enumerated at the hearing some of the factors it considers. For example, Staff considers whether the company's viability is truly threatened; whether the transaction could rescue the company from that peril; whether there are other avenues to complete the transaction in a manner that is consistent with the shareholder approval rules; and whether the transaction is appropriately structured to limit the harm to shareholders resulting from not having the ability to vote on the transaction. Transcript of the Proceedings at 52.

At the hearing, Staff indicated it had not reached a determination with respect to all of these factors, focusing instead on a restructuring of the transaction to require management to pay market price for the securities. In fact, the Staff indicated in its letter

to the Company that if that change were made, it was prepared to grant the exception, implying that it was satisfied at least with respect to the Company's contention that its viability was truly threatened and that the transaction would save the Company.

It is the Company's contention that the extreme nature of the financial exigency itself – a ticking clock, a demanding investor with a history of renegotiating, a skeptical bank threatening to foreclose, a Special Committee that had taken its time in reviewing and approving the transaction, the need for multiple parties to review and approve any changes to the transaction -– foreclosed changes to the transaction. It asserts that any change at all would have required approval by the Special Committee, the bank, and ComVest. The Company and the bank were nervous that ComVest, given the slightest provocation, would pull out or attempt to renegotiate the deal, and the bank had made it clear that the failure to close as scheduled on May 23, 2007 would result in foreclosure on May 24.

Staff, for its part, states that the Company could have satisfied Nasdaq's concerns by having management pay market value for their shares, and that it need not have re-negotiated the transaction. While it is not clear that ComVest would have had reason to object to management paying more for its stock, these changes may have created valuation, tax or accounting consequences for ComVest. In any case, the Panel finds convincing the Company's statement that it believed that any effort to amend the terms of the deal in any way would have required approval by multiple parties and raised a very high risk of the deal falling through. What the Company was faced with, then, from the Panel's point of view, was an instruction from Staff that it might take advantage of the financial viability exception, but in order to do so, it had to risk the financial viability of the Company.

To be sure, Staff asserts a cogent rationale for its position: when an equity compensation arrangement is included in a transaction, shareholders must have an opportunity to approve the arrangement. This is because, while the financial viability exception is designed to allow a company to raise money without shareholder approval if that is "the last and only means available to avoid bankruptcy," it is "not intended to allow management to enrich itself and dilute public shareholders." Staff Hearing Memorandum at 6.

But the Panel is not convinced that the terms of the transaction were "intended to allow management to enrich itself," or, indeed, that any enrichment would occur without the approval of shareholders. ComVest insisted upon management's participation in the share issuance at the outset of negotiations, and also indicated it would require a number of management concessions. The Company's Special Committee of independent directors, which negotiated the transaction and evaluated management participation, was able to lower management's potential participation from the initial demand of 20% to 14.1%. Management's concessions, which were not negotiated until the end of the process at the direction of the Special Committee, were significant; they included new or amended employment agreements to extend terms, decreased salaries, the cancellation of all options granted prior to April 24, 2007, waivers of any change of control payment as

result of the financing, termination for any reason with decreased severance, and termination of any existing change of control agreements.

Thus, rather than structuring the transaction with an *intent* to enrich management, the Company accepted the terms with management's back against the wall and any enrichment uncertain. It is true that uncertainty is an inherent attribute of equity compensation, and that the grant of warrants may have been intended as a potential off-set to other concessions. However, in this case, management's warrants (the valuation of which brought the issuance below market) had no underlying authorized shares, and thus were valueless absent shareholder approval. While this factor does not obviate the characterization of the issuance as "at a potential discount" and thus subject to shareholder approval as equity compensation, the Panel believes it is a relevant factor weighing in favor of applying the financial viability exception.

For all these reasons, the Panel believes that Staff should have exercised its discretion to grant the financial viability exception to the Company. The exigency was real; the transaction appeared necessary to rescue it from that peril; there were not other viable alternatives, given the circumstances, to complete the transaction in a manner consistent with the shareholder approval rules; and the transaction was appropriately structured to limit the harm to shareholders resulting from not having the ability to vote on the transaction.

More importantly, however, the Panel believes that Staff, rather than exercise discretion to deny the exception, instead applied a bright-line test to deny the exception. Staff as much as admits this when it states "Staff believes that it is inappropriate to exercise [its discretionary] authority [to grant a financial viability exception] . . . . in cases involving equity compensation." Staff hearing Memorandum dated July 11, 2007, at 6. See also, Hearing Transcript at 60: "[W]e think as a policy matter as well, it's appropriate not to grant an exception for equity compensation."

Despite the admittedly broad discretion Staff enjoys in applying its rules, when it chooses to carve out an exception that it will consistently apply as a bright-line test, that exception should be contained in the rule, or at least reasonably and fairly implied by the rule. The bright-line test here is not, contrary to Staff's contention, fairly or reasonably implied from the language of the rule itself.

Staff relies upon the construction of the rule to support its contention that the bright-line test is implied by the rule. It points out that Rule 4350(i)(1) discusses three distinct scenarios where shareholder approval is required; and that the scenario relating to equity compensation, section (A), contains discrete exceptions of circumstances when equity compensation is *not* subject to shareholder approval, whereas the other scenarios contained in (B) and (C) do not. The Panel does not believe that a reasonable inference can be drawn from this construction, or from reading the rule or the financial viability exception, that an equity compensation component will render the financial viability exception inapplicable.

Staff's carve-out of equity compensation from the financial viability exception may well be a defensible policy, and the Panel is sympathetic to the likely motivations for this policy. However, because the bright-line test is not reasonably and fairly implied by a plain reading of the rule, Staff should not utilize it absent a rule filing and approval of the rule.

Public Interest Violation

Staff would delist the Company on public interest grounds because it closed the transaction, without modification or shareholder approval, after being told that it would be a violation of Nasdaq's rules. For the reasons discussed above, and particularly in light of the ratification of the transaction by shareholder, the Panel does not believe that the Company's decision to move forward with the transaction rose to the level of a public interest concern.

Bid Price Violation

The Company represented at the hearing that it intended to seek shareholder approval to effect a reverse stock split at a ratio within a range of 1 for 2 to 1 for 5 shares, sufficient to achieve and sustain compliance with the bid price rule. At the annual meeting, held on July 31, 2007, the shareholders voted their approval of the reverse stock split. The Panel understands from counsel that the Company intends to implement the split immediately upon issuance of a decision by the Panel.

Conclusion. The Panel found merit in the arguments of both the Company and the Staff. In reaching its decision to continue the Company's listing, it has considered the practical impact on companies facing choices of the sort presented here as well as on Staff's regulatory authority and its obligations to protect investors while clearly articulating and predictably enforcing its rules.

The Panel believes that it is fairly and reasonably implied in the shareholder approval rules that an equity compensation arrangement includes issuance of discounted stock to management in the context of a private placement. It agrees with Staff that shareholder approval was required for this transaction based on the equity compensation arrangement, as well as the change of control and issuance of discounted stock in an amount above 20% of outstanding stock. It also agrees that Staff enjoys broad discretion in applying its Rules.

It does not agree, however, that Staff may, as a matter of policy, utilize a bright-line test to exclude transactions with an equity compensation arrangement from the financial viability exception. Based on its own discretion, and applying factors that are fairly implied by the exception, the Panel would have granted the Company the financial viability exception to the shareholder approval rules. Since the Company has obtained shareholder ratification of the transaction, and shareholder authorization for the shares underlying the warrants issued to management, the Panel does not believe that a delisting at this juncture would serve the best interests of the investing public. In addition, the

Panel does not believe that the Company's decision to go forward with the transaction, particularly in light of the subsequent ratification, rose to the level of causing a public interest concern.

For all these reasons, the Panel has determined to continue the listing of the Company's shares on the Nasdaq Stock Market, subject to the following condition:

1. **The Company shall, by September 14, 2007, have implemented a reverse stock split in a ratio sufficient to bring the closing bid price over $1.00 and maintained a closing bid price of over $1.00 for a minimum of 10 consecutive trading days.**

In order to fully comply with the terms of this exception, the Company must be able to demonstrate compliance with all requirements for continued listing on The Nasdaq Stock Market. In the event the Company is unable to do so, its securities may be suspended from The Nasdaq Stock Market.

The Company may request that the Nasdaq Listing and Hearing Review Council review this decision. The request for review must be made in writing and received within 15 days from the date of this decision. Requests for review and a copy of the check must be in writing and faxed to (301) 978-8472, with the original sent to:

Office of Appeals and Review
The Nasdaq Stock Market, Inc.
9600 Blackwell Road, 3rd Floor
Rockville, MD 20850

The Office of Appeals and Review may be contacted by e-mail at appeals@nasdaq.com.

Pursuant to Nasdaq Marketplace Rule 4840(b), the Company must submit a fee of $4,000.00 to The Nasdaq Stock Market, Inc. to cover the cost of the review. Instructions for submitting the fee are on the enclosed *Appeals Payment Form*.

The Company should be aware that the Nasdaq Listing and Hearing Review Council may, on its own motion, determine to review any Panel decision within 45 calendar days after issuance of the written decision. If the Listing Council determines to review this decision, it may affirm, modify, reverse, dismiss, or remand the decision to the Panel.

The Company will be immediately notified in the event the Listing Council determines that this matter will be called for review.

Should you have any questions, please do not hesitate to contact me at (301) 978-8077.

Sincerely,

Amy Horton
Counsel to the Panel
Nasdaq Office of General Counsel, Listing Qualifications Hearings

The NASDAQ Stock Market

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